Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

PBF Holding Company, LLC:

We consent to the use of our report dated July 21, 2015, with respect to the consolidated balance sheets of Chalmette Refining L.L.C. (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated July 21, 2015 contains emphasis of matter paragraphs related to the Company’s dependence on its owners to provide additional capital contributions or additional alternatives for funding as necessary to enable the Company to realize its assets and discharge its liabilities in the normal course of business, and that the Company’s consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an entity unaffiliated with its owners.

/s/ KPMG LLC

New Orleans, Louisiana

November 15, 2016